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                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

     We have issued our report dated July 26, 1996, accompanying the consolidated financial statements of Superior Consultant Holdings Corporation and Subsidiaries contained in the Registration Statement and Prospectus, which will be signed upon consummation of the transaction described in Note 1 to the consolidated financial statements. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Selected Consolidated Financial and Operating Data" and "Experts".

                                          /s/ GRANT THORNTON LLP

Detroit, Michigan
August 14, 1996